VOTING AGREEMENT
This VOTING AGREEMENT (this "Agreement"), dated as of August 26, 2016, is entered into by and among Graham M. Weston, an individual ("Weston"), Knightsbridge L.C., a Texas limited liability company ("Knightsbridge"), Trout Capital, Ltd., a  Texas limited partnership ("Trout"), Wittington America, Ltd., a Texas limited partnership ("Wittington"), Trout 2003, Ltd., a  Texas limited partnership ("Trout 2003"), Overlord Capital, Inc., a Texas corporation ("Overlord"), and The Ruby Trust USA, a Texas trust ("Ruby", and together with Weston, Knightsbridge, Trout, Wittington, Trout 2003 and Overlord, collectively the "Principal Stockholders," and each, a "Principal Stockholder"), Inception Parent, Inc., a Delaware corporation ("Parent"), and Inception Merger Sub, Inc., a Delaware corporation and Subsidiary of Parent ("Merger Sub").  The Principal Stockholders, Parent and Merger Sub are sometimes referred to individually as a "Party" and collectively as the "Parties."
RECITALS
A.          Each Principal Stockholder is a stockholder of Rackspace Hosting, Inc., a Delaware corporation (the "Company").  Weston is the sole owner of Knightsbridge and Overlord. Weston is the sole beneficiary of Ruby.  Knightsbridge is the general partner of Trout and Trout 2003. Overlord is the general partner of Wittington.
B.          Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company to survive the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.
C.          As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Principal Stockholder's name on Schedule 1(a) attached hereto are beneficially owned by such Principal Stockholder.
D.          As a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Principal Stockholders have agreed to enter into this Agreement.
E.          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:
1.          Voting.  During the Term of this Agreement, at any meeting of the stockholders of the Company (the "Stockholders"), however called, or in connection with any written consent of the Stockholders, each Principal Stockholder shall (i) vote or cause its Covered Shares to be voted in accordance with such procedures related thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present, (ii) vote or cause its Covered Shares to be voted (A) for approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (C) against: (1) any action or proposal in favor of an Acquisition Proposal (without regard to the terms of such Acquisition Proposal), (2) any action, proposal, transaction or agreement that would (i) reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (ii) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (3) except as expressly contemplated by the Merger Agreement, any change in any manner to the voting rights of any Stockholders (clauses (A) through (C), the "Required Votes").  No Principal Stockholder shall take or agree to take any action which it has agreed not to take in this Section 1.
2.          No Transfers or Solicitation.
(a)          Restrictions on Transfers.  Absent the prior written consent of Parent and except as set forth in Schedule 2(a) attached hereto, each Principal Stockholder hereby agrees that, from the date hereof until the earlier of (i) the end of the Term of this Agreement and (ii) the date on which the Requisite Stockholder Approval is obtained, it shall not, (A) Transfer, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any of such Principal Stockholder's Covered Shares other than (1) any Transfer to a Permitted Transferee, but only if, in each case, prior to the effectiveness of such Transfer, such Permitted Transferee agrees in writing to be bound by the applicable terms hereof and notice of such Transfer is delivered to Parent pursuant to Section 8(a) or (2) a Transfer pursuant to any trust or will of such Principal Stockholder or by the Laws of intestate succession, (B) deposit any Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (C) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (A) or (B).
(b)          No Solicitation, Discussion or Negotiation.  During the Term of this Agreement, each Principal Stockholder shall not and shall cause each of its controlled Affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing any non-public information) or knowingly take any other action designed to facilitate, any inquiries regarding, or the making or submission of any proposal, indication of interest or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to, or furnish to any other person any information in connection with or for the purposes of encouraging or facilitating, an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement, agreement-in-principle, commitment or understanding (whether written or oral, binding or nonbinding) relating to an Acquisition Proposal; provided, however that, notwithstanding the foregoing, each Principal Stockholder or Affiliate may participate in discussions or negotiations with any Person regarding an Acquisition Proposal if, at such time, the Company is permitted to engage in discussions or negotiations with such Person regarding an Acquisition Proposal pursuant to the Merger Agreement.
3.          No Agreement as Director or Officer.  Weston makes no agreement or understanding in this Agreement in Weston's capacity as a director or officer of the Company or any of its subsidiaries (if Weston holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Weston in his capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Weston from exercising his fiduciary duties as an officer or director to the Company or its stockholders.
4.          Additional Agreements.
(a)          Certain Events.  In the event of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of shares or similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l)) by a Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Principal Stockholder.
(b)          Commencement or Participation in Actions.  Each Principal Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.
(c)          Appraisal Rights or Rights of Dissent.  Each Principal Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Principal Stockholder may have with respect to the Covered Shares.
(d)          Publication and Disclosure.  Each Principal Stockholder hereby agrees to permit the Company to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the "Announcement Release"), this Agreement and such Principal Stockholder's identity and ownership of the Covered Shares and the nature of such Principal Stockholder's commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Principal Stockholders).
(e)          Consent.  Each Principal Stockholder set forth on Schedule 1(b) hereby agrees to use reasonable best efforts to obtain all necessary consents or approvals required to vote the shares set forth opposite such Principal Stockholder's name on Schedule 1(b) in accordance with Section 1 of this Agreement.
5.          Representations and Warranties of the Principal Stockholder.  Each Principal Stockholder represents and warrants to Parent and Merger Sub as to itself as follows:
(a)          Title.  Such Principal Stockholder is the sole beneficial owner of its Existing Shares (as set forth opposite such Principal Stockholder's name on Schedule 1(a) attached hereto).  The Existing Shares constitute all of the Company Capital Stock owned of record or beneficially by such Principal Stockholder on the date hereof (except as otherwise described in the footnote to Schedule 1(a)).  Such Principal Stockholder has sole voting power with respect to all of its respective Covered Shares, and none of such Principal Stockholder's Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of the Covered Shares, except as contemplated by this Agreement.  Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Principal Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).
(b)          Organization and Qualification.  If such Principal Stockholder is not an individual, such Principal Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.
(c)          Authority.  If such Principal Stockholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby, and if such Principal Stockholder is not an individual, such Principal Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Principal Stockholder's obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Principal Stockholder, or its board of directors or managers, general partner or other entity, governing body or Person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(d)          Due Execution and Delivery.  This Agreement has been duly executed and delivered by, or on behalf of, such Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)          No Conflicts.  Except as set forth in Schedule 5(e) attached hereto, the execution and delivery of this Agreement by such Principal Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Principal Stockholder or such Principal Stockholder's Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by such Principal Stockholder or as would not impact such Principal Stockholder's ability to perform or comply with its obligations under this Agreement in any material respect.
6.          Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub jointly and severally represent and warrant to the Principal Stockholders as follows:
(a)          Organization and Qualification.  Each of Parent and Merger Sub is corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)          Authority.  Parent and Merger Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Merger Sub or either of their boards of directors or other Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(c)          Due Execution and Delivery.  This Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)          No Conflicts.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Merger Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by Parent or Merger Sub or as would not impact Parent or Merger Sub's ability to perform or comply with its obligations under this Agreement in any material respect.
7.          Termination.
(a)          Term.  The term ("Term") of this Agreement shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual agreement of the Parties, (ii) the consummation of the Merger, (iii) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (iv) the entry without the prior written consent of Weston into any amendment or modification of the Merger Agreement which results in a decrease in the Merger Consideration.
(b)          Survival of Certain Provisions.
(i)	This Section 7 and Section 8 shall survive any termination of this Agreement.
(ii)
Notwithstanding anything to the contrary herein (including in Section 2(a)), and for the avoidance of doubt, during the period following the Term, the Principal Stockholders may, without the consent of Parent, grant a consent or execute any written consent in or with respect to any or all of the Covered Shares, or otherwise enter into a Contract for the Transfer of Covered Shares, in support of an Alternative Proposal transaction.

8.          Miscellaneous.
(a)          Notices.  Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) will be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
If to Parent or Merger Sub, to:

Inception Parent, Inc.
c/o Apollo Global Management
9 West 57th Street, 43rd Floor
New York, NY 10019
Attn:          David Sambur, Partner
John Suydam, Chief Legal Officer
Fax:          (646) 417-6429
Email:          sambur@apollolp.com
jsuydam@apollolp.com

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:          Taurie M. Zeitzer
Ross A. Fieldston
Fax:          (212) 492-0353
(212) 492-0075
Email:	tzeitzer@paulweiss.com
rfieldston@paulweiss.com
If to a Principal Stockholder:

c/o Mr. Graham M. Weston
112 E. Pecan Street, Suite 175
San Antonio, TX  78205
Fax:          (210) 224-6970
Email:          gw@trout.co

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Dykema Cox Smith
112 E. Pecan Street, Suite 1800
San Antonio, TX  78205
Attn:  Will Liebmann
Fax:          (210) 226-8395
Email:          wliebmann@dykema.com

Rackspace Hosting, Inc.
1 Fanatical Place
San Antonio, TX  78218
Attn:          General Counsel
Email: william.alberts@rackspace.com

Wilson Sonsini Goodrich & Rosati, a Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn:          Martin W. Korman
Bradley L. Finkelstein
Douglas K. Schnell
Fax:          (650) 493-6811
Email:          mkorman@wsgr.com
bfinkelstein@wsgr.com
dschnell@wsgr.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.  The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.
(b)          Interpretation.
(i)
When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require.  A day means a calendar day unless specified as a Business Day.  Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii)
The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)          Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
(d)          Entire Agreement; Third Party Beneficiaries.  This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any Person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.
(e)          Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
(f)          Extension; Waiver.  Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(g)          Governing Law; Jurisdiction, Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts.  Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(h)          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).
(i)          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable, by the Parties hereto and their respective permitted successors and assigns.
(j)          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.
(k)          No Ownership Interest.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Principal Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein.
(l)          Certain Definitions.  For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.
"Additional Owned Shares" means, with respect to a Principal Stockholder, all such Company Capital Stock that are owned of record or beneficially by such Principal Stockholder and acquired after the date hereof (including any Company Capital Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Capital Stock or warrants or the conversion of any convertible securities or otherwise).
"Affiliate" has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or its Subsidiaries (or any of their respective officers or directors) shall constitute an Affiliate of any Principal Stockholder.
"beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.
"Covered Shares" means, with respect to a Principal Stockholder, the Existing Shares, excluding the shares of Company Capital Stock set forth on Schedule 1(b) hereto, and Additional Owned Shares.
"Existing Shares" of a Principal Stockholder means the shares of Company Capital Stock that are beneficially owned by the specified Principal Stockholder as of the date hereof, as set forth opposite such Principal Stockholder's name on Schedule 1(a) hereto.
"Permitted Transferee" means, with respect to a Principal Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Weston, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), or (C) any partnership or limited liability company, all partners or members of which include only the Persons named in clause (A), any trust named in clause (B) and one or more of the Principal Stockholders or their Affiliates; provided, that Weston continues to have sole voting control over such Affiliates.
"Transfer" means, with respect to a Covered Share, the direct or indirect transfer, pledge, hypothecation, encumbrance, assignment, tender in any tender or exchange offer or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution, testamentary disposition, by operation of law or otherwise), voluntarily or involuntarily, of such Covered Share or the beneficial ownership thereof, and each agreement, arrangement, option or understanding, whether or not in writing, to effect any of the foregoing.  As a verb, "Transfer" shall have a correlative meaning.
(m)          Remedies.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.  Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that in no event and under no circumstances (x) will Parent or Merger Sub seek, directly or indirectly, to recover money damages arising under or in connection with this Agreement or the transactions contemplated hereby and (y) will a Principal Stockholder or any of its respective Affiliates be liable for damages under or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.
(n)          Facsimile Signatures.  A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party's signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party's execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format ("pdf"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party's intent or the effectiveness of such signature.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties.  No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

IN WITNESS WHEREOF, Parent, Merger Sub and the Principal Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

Inception Parent, Inc.
By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

MERGER SUB:

Inception Merger Sub, Inc.
By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

PRINCIPAL STOCKHOLDERS:

/s/ Graham M. Weston
Graham M. Weston

Knightsbridge L.C.

By: /s/ Graham M. Weston
Graham M. Weston
Manager

Trout Capital, Ltd.
By: Knightsbridge L.C., its General Partner

By: /s/ Graham M. Weston
Graham M. Weston
Manager

Wittington America, Ltd.
By: Overlord Capital, Inc., its General Partner

By: /s/ Graham M. Weston
Graham M. Weston
President

Trout 2003, Ltd.
By: Knightsbridge L.C., its General Partner

By: /s/ Graham M. Weston
Graham M. Weston
Manager

Overlord Capital, Inc.
By: /s/ Graham M. Weston
Graham M. Weston
President

The Ruby USA Trust
By: /s/ Sara E. Dysart
Sara E. Dysart
Trustee

Schedule 1(a)

Principal Stockholder	Existing Shares
Graham M. Weston	236,673 common shares
Knightsbridge L.C.	6,460 common shares
Trout Capital, Ltd.	9,330,544 common shares
Wittington America, Ltd.	4,957,012 common shares
Trout 2003, Ltd.	3,951,972 common shares
Overlord Capital, Inc.	685 common shares
The Ruby Trust USA	257,000 common shares

Total*	18,740,346 common shares

*	Does not include: (a) 85,227 common shares owned by the Weston Remainderman Fund over which Weston does not hold sole voting power, or (b) 100,596 common shares owned by or for the benefit of Weston's family members and over which Weston does not hold sole voting power.

Schedule 1(b)

Principal Stockholder	Excluded Shares
Wittington America, Ltd.
1,350,000 common shares, subject to the terms of that certain Pledge Agreement, dated September 13, 2013, and Amendment to Pledge Agreement dated December 11, 2014, by and between Bank of America, N.A., and Wittington America, Ltd., as security for indebtedness incurred under the terms of that certain Loan Agreement, dated September 13, 2013 by and between Wittington America, Ltd. to Bank of America, N.A.

Schedule 2(a)

Exceptions to Restrictions on Transfer

Certain Principal Stockholders have pledged certain Covered Shares as collateral as disclosed in Schedule 5(e) below.  Under certain circumstances, such pledges may require and result in a Transfer of the shares in a manner otherwise not permitted by the terms of Section 2(a) of the Voting Agreement.

Transfers of Covered Shares pursuant to the terms of any pledge or security interest listed on Schedule 5(a) below (or any agreement that amends, extends, replaces or supersedes any pledge or security interest listed on Schedule 5(a)) are expressly excluded from the restrictions on Transfer set forth in Section 2(a) of the Voting Agreement, solely with respect to the existing liens and transfer restrictions set forth on Schedule 5(e), as of the date hereof.

Schedule 5(a)

Existing Liens and Restrictions on Transfer

Principal Stockholder	Number of Covered Shares Subject to Existing Lien	Description
Wittington America, Ltd.	2,257,000
Shares pledged as security for indebtedness incurred under the terms of that certain Credit Line Account Application and Agreement for Organizations and Businesses, dated December 10, 2015, by and between UBS Bank USA and Wittington America, Ltd.

Wittington America, Ltd.	1,350,000
Shares pledged pursuant to the terms of that certain Pledge Agreement, dated September 13, 2013, and Amendment to Pledge Agreement dated December 11, 2014, by and between Bank of America, N.A., and Wittington America, Ltd., as security for indebtedness incurred under the terms of that certain Loan Agreement, dated September 13, 2013 by and between Wittington America, Ltd. to Bank of America, N.A.

Wittington America, Ltd.	1,350,000
Shares pledged pursuant to the terms of that certain Stock Pledge Agreement and Securities Account Control Agreement, both dated December 12, 2012, by and between Wells Fargo Bank National Association and Wittington America, Ltd., as security for indebtedness incurred under the terms of that certain Revolving Line of Credit Note, dated December 12, 2012, from Wittington America, Ltd. to Wells Fargo Bank National Association.

Trout Capital, Ltd.	800,000
Shares pledged pursuant to the terms of that certain Security Account Sole Control Agreement, dated March 14, 2016, by and between Credit Suisse and Trout Capital, Ltd., as security for indebtedness incurred under the terms of that certain Demand Promissory Note and Collateral Agreement, dated March 14, 2016, from Wittington America, Ltd. to Credit Suisse.

Schedule 5(e)

Conflicts with Existing Agreements; Required Consents or Approvals

Certain Principal Stockholders have pledged certain Covered Shares as collateral as disclosed in Schedule 5(e) above.  Under certain circumstances, such pledges may restrict the Principal Stockholders ability to vote the shares and/or result in a Transfer of the shares.  In addition, such pledges may require the consent or approval of the pledgee in order for the pledger to vote the Covered Shares in accordance with Section 1 of the Voting Agreement or to permit the transfer of any interest in the Covered Shares and such requirement may include the voting interest created by this Voting Agreement.  With respect to any such pledged shares, the Principal Stockholders shall use reasonable best efforts to obtain the consent or approval of the pledgee.  The Principal Stockholders have not obtained the consent or approval of any pledgee to the terms of this Voting Agreement as of the date hereof.